Exhibit 99.1

Gulf Resources (NASDAQ:GURE) today announced results for the 3rd Quarter and 9 months ended September 30, 2022

SHOUGUANG, China, Nov. 14, 2022 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (Nasdaq: GURE) ("Gulf Resources", “we,” or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced unaudited financial results for the three and nine months ended September 30, 2022.

Financial Highlights

For the three-month period ending September 30,2022

•	Revenues increased 29% to $22,862,795 compared to the same period of 2021.

•	Income from operations increased 68% to $11,942,592 compared to the same period of 2021.

•	Profits before taxes increased 68% to $11,978,347.

•	Net income increased 66% to $8,967,380.

•	Earnings per share increased 65% to $0.86.

For the nine-month period ending September 30,2022

•	Revenues increased 39% to $47,505,246.

•	Income from operations increased 1085% to $16,986,668 from $1,433,742.

•	Net income increased 6672% to $12,749,228 from $188,271

•	Earnings per share increased 6000% to $1.22 from $0.02

Balance Sheet Highlights

•	The decline of the RMB against the USD had a significant negative impact on the balance sheet. However, even with this decline:

o	Cash was $92,638,278 or $8.85* per share.

o	Working capital was $94,113,446 or $8.99* per share.

o	Shareholders’ Equity Book Value was $268,613,759 or $25.65* per share.

For the Three Months Ending September 30, 2022.

In the third quarter, revenues, income from operations, profits before taxes, net income, and earnings per share all increased sharply. Revenues increased 29% to $22,862,795. Income from operations increased 68% to $11,942,592. Profits before taxes increased 68% to $11,978,347. Net income increased 66% to $8,967,380. Earnings per share increased 65% to $0.86.

Segment Results
Bromine
Bromine revenues increased 33% to $19,845,773 from $14,913,004. Production in tonnes increased 6% while the average selling price increased 26%. We had four factories in operation. While factory #8 was approved for production, we spent the period after approval preparing for opening. We expect this factory to produce revenues in the fourth quarter.

The average selling price in the third quarter was $7,474 compared to $5,938 in the third quarter of the previous year. The cost of net revenues was $7,362,103 compared to a cost of $6,599,977 in the previous year. A major factor in the increase in costs was a reallocation of expenses to bromine as a result of the creation of our new crude salt subsidiary.

Gross profits were $12,483,670, an increase of 50.1% from the results of the previous year. As a percentage of sales, profit margins increased to 63% from 56%. Income from operations increased 53% to $10,552,343.

Crude Salt
Revenues from crude salt increased 3% to $2,934,707. Volume increased 3%. Cost of net revenues declined to $1,043,260 from $1,597,720. The primary contributor to the lower cost was the reallocation between bromine and crude salt. Income from operations increased 234% to $1,876,161 from $561,373, largely due to the change in allocation of costs.

Bromine and Crude Salt Versus Guidance
On August 30,2022, we provided guidance for the third quarter for our bromine and crude salt segments. Our projections were for revenues in these two segments of $20.0-$21.8 million. In the third quarter, the bromine and crude salt segments had revenues of $22,780,480. We also projected profit before tax of $9.0-$10.3 million. In the quarter, the bromine and crude salt segments reported profit before tax of $12,417,870.

Chemical Products
Chemical products had $0 revenues and a loss from operations of $447,960 vs. a loss from operations of $535,047 in the previous year

Natural Gas Segment
Our natural gas segment had revenues of $82,315 compared to $0. The revenues came from the rental of some of our equipment. Income from operations was $19,500 compared to a loss of $49,295 in the same period in 2021.

Direct Labor and Factory Overheads
During the quarter, the Company incurred direct labor and factory overhead costs (including depreciation of plant and machinery) in the amount of $1,910,318 compared to $1,229,058 in the previous year.

Net Income Per Share
During the third quarter, net income per share was $0.86 versus $0.52 in the previous year. There were 10,471,924 shares outstanding compared to 10,469,477 in the previous year.

•	Income from operations increased 68% to $11,942,592.

•	Profits before taxes increased 68% to $11,978,347.

•	Net income increased 68% to $8,967,380.

•	Earnings per share increased 65% to $0.86.

For the Nine Months Ending September 30, 2022.

For the 9 months ending September 30, 2022, revenues increased 39% to $47,505,246 compared to the same period of 2021.

Income from operations increased 1085% to $16,986,668 from $1,433,742 compared to the same period of 2021. Net income increased 6672% to $12,749,228 from $188,271 compared to the same period of 2021. Earnings per share increased 6000% to $1.22 from $0.02 compared to the same period of 2021.

In bromine, revenues increased 41% to $41,865,598. The cost of net revenues was $18,148,260. $2,176,785 of this increase was due to a reallocation of costs with crude salt. Gross profit was $23,717,338 compared to $13,777,957. The increase in gross profits was largely due to improved pricing offset by higher cost allocations. Income from operations more than doubled to $17,226,718 from $8,312,210, due to improved pricing.

In crude salt, revenue increased to $5,506,655 from $4,411,448. The costs in crude salt dropped to $2,908,108 from $3,323,385, largely due to $2,176,785 in lower cost allocations. Gross profit more than doubled to $2,598,547 from $1,088,103. Income from operations was $1,497,208 compared to a loss of $1,026,647.

Chemical products lost $1,436,443 compared to a loss of $2,022,828 in the previous year. Natural gas lost $68,938 compared to a loss of $166,932 in the previous year.

Corporate costs were $186,682 compared to $3,378,774 in the previous year. In 2021, the Company incurred approximately $3.1 million in costs related to stock grants. By September 30, 2022, there had been no new stock grants.

As noted in our 10-Q, on October 7, 2022, the Company issued a total of 200,000 shares of common stock to its executive officers, directors, staff and consultant under the Company’s equity incentive plan. It is at the cost of approximately $668,000.

9 Month Cash Flow

•	The Company generated net cash from operations of $37,101,024.

•	Capital expenditures for the Bromine segment were $33,217,987

•	The effects of the decline of the Renminbi (“RMB”) versus the United States dollar (“USD”) impacted our cash and cash equivalents by $6,728,107

Balance Sheet
During 2022, the RMB declined sharply against the USD. According to exchangerates.org.uk, on January 1, 2022, $1 was worth RMB 6.3557. On September 30, 2022, $1 was worth RMB 7.1204, a decline of 12%. The drop of the RMB against the USD caused a resulting impact on balance sheet items.

Despite the impact on our balance sheet, we ended the quarter with cash of $92,638,278 or $8.85* per share. Working capital was $94,113,446 or $8.99* per share. Book Value was $268,613,759 or $25.65* per share.

Update on Business Operations
COVID
Covid continues to significantly impact on our business. This has caused a softening of bromine prices and a delay in receiving the equipment needed for our new chemical factory. We have no visibility as to when the impact of the COVID epidemic will abate. However, the Company is aware that COVID is more dangerous in the winter months, so issues could continue.

Bromine
During the third quarter, we prepared factory #8 for production. Revenues are expected in fourth quarter. We have not heard anything from the local government about factories #2 and #10. We remain optimistic that we may receive permission to open these factories, although some investment may in new wells, crude salt ponds, and aqueducts will be required.

Chemicals
The COVID epidemic and resulting supply chain disruptions has impacted the opening of our chemical factory. While some of the equipment has been delivered, we are still lacking a few components. We expect these to be delivered in this quarter or at latest in the first quarter 2023.

Once all of the equipment is delivered, it will take 3 to 4 months to get them installed. After installation, the testing process should take 2 to 3 months, after which we will apply for environmental approval. After we get the approval, it will take 4 months to conduct trial production. Full commercial production may start by the beginning of 2024. The Company regrets this delay, but we could not have foreseen the continuing issues related to COVID.

Natural Gas
The Company is continuing to wait for the government of Sichuan Province to complete its plan. The Company believes Sichuan still represents a substantial opportunity for both natural gas and bromine. The Company remains optimistic that it will eventually receive approval to drill for both products.

However, the Company is open to considering partnerships with state-owned enterprise.

4th Quarter 2022 Projections for Bromine and Crude Salt Segments Only

Two factors, the COVID pandemic and the early Chinese New Year, are likely to impact on the fourth quarter. The Chinese economy remains softer than usual. Bromine prices dropped in at the beginning of September and started to rise the second week of October. By late October, they had risen to their current level of RMB 49,800. The current price is higher than that of Sept. 30, 2021, but lower the highs achieved in the 4th quarter of 2021. (All numbers based on data from sunsirs.com)

Although the Company has no certain information, it expects the government to announce another winter closing. In 2022,Chinese New Year was on Feb. 1. In 2023, it will be on Jan. 22. This means there may be approximately 10 less days of production in 2022. By contrast, 2023 may have approximately 19 additional days of production because of the later Chinese New Year in 2024.

Given the potential of fewer days of production and a lower price for bromine, the Company estimates revenues will be in the range of $15.4-$16.8 million, a decline of 19-26%. Profit before tax will be in a range of $3.8-$4.2 million, a decline of 16-24%.

In our projections of August 30, we indicated that bromine and crude salt would have annual revenues of $62.0-$63.7 million. With the results for the 9 months and the projections for the 4th quarter, we now project these segments will have revenue of $62.7-$64.1 million.

We had also projected these segments would have profits before taxes of $20.0-$21.5 million. Based on the first 9 months and the projections for the 4th quarter, we now project these segments will have profits before taxes of $22.4-$22.8 million. So despite the slowdown caused by COVID, we expect to exceed our original guidance for bromine and crude salt for both sales and earnings.

Commentary
“We are very pleased to have reported such a strong 3rd quarter and 9 months with $1.22 of earnings per share,” Mr. Liu Xiaobin, the CEO stated. “With the lower RMB making imports more expensive, and the closing of some domestic facilities, we believe bromine prices will continue to be strong. While we regret the delay in opening our chemical factory, we are very confident in its long-term potential. We also expect that we will eventually receive approval to drill for natural gas and bromine in Sichuan.”

“We are very aware that our shareholders are extremely unhappy with our share price,” Mr. Liu stated. “We want you to appreciate that management is equally unhappy. We repaid more than 11 years of portion of the cash compensation. If the price of the stock does not go up, no one suffers more than we do.”

“We know,” Mr. Liu continued, “shareholders would like us to buy back stock. Unfortunately, we cannot get approval to take money out of China. However, company may consider to pay executives in RMB and buyback some of their shares. We recognize there could be some impediments, but we want to do what we can to help our share price.”

“We appreciate the patience of our investors,” Mr. Liu concluded. “But we want to remind you that we are in the same position as you are. Our futures are completely tied to the price of Gulf’s stock. We are now starting to show substantial earnings. With factory #8 becoming operational and with the future potential of our chemical factory, we look forward to providing our investors with strong profits in the coming years.”

(*These calculations are based on the number of shares issued and outstanding of 10,471,924 shares as of September 30, 2022)

Conference Call
Gulf Resources management will host a conference call on Tuesday, November15, 2022 at 08:00 AM Eastern Time to discuss its third quarter 2022 results ended September 30, 2022.

Mr. Xiaobin Liu, CEO of Gulf Resources, will be hosting the call. The Company management team will be available for investor questions following the prepared remarks.

To participate in this live conference call, please dial Toll Free +1（888）506-0062 five to ten minutes prior to the scheduled conference call time. International callers should dial +1（973）- 528 - 0011, and please reference to “Gulf Resources” or Participant Access Code: 105706 while dial in.

The webcasting is also available then, just simply click on the link below:
http://www.gulfresourcesinc.com/news-28.html

A replay of the conference call will be available two hours after the call's completion and expired by Tuesday, November 22, 2022. To access the replay, call +1 (877) 481-4010. International callers should call +1 (919) 882-2331. The Replay Passcode is 47099.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through four wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC"), ShouguangYuxin Chemical Industry Co., Limited ("SYCI"), Daying County Haoyuan Chemical Company Limited (“DCHC”) and Shouguang Hengde Salt Industry Co. Ltd. (“SHSI”). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and papermaking chemical agents, and materials for human and animal antibiotics. Through SHSI, the Company manufactures and sell crude salt. DCHC was established to further explore and develop natural gas and brine resources (including bromine and crude salt) in China. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, the risks associated with the COVID-19 pandemic outbreak, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

GULF RESOURCES, INC
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in U.S. dollars)

	September 30, 2022 Unaudited	December 31, 2021 Audited
Current Assets
Cash	$92,638,278	$95,767,263
Accounts receivable	9,995,651	14,525,807
Inventories, net	603,961	691,111
Prepayments and deposits	3,920,177	4,450,037
Other receivable	635	644
Total Current Assets	107,158,702	115,434,862
Non-Current Assets
Property, plant and equipment, net	158,607,644	162,657,546
Finance lease right-of use assets	162,057	184,824
Operating lease right-of-use assets	8,208,368	8,311,127
Prepaid land leases, net of current portion	9,329,586	10,368,469
Deferred tax assets	7,078,024	12,900,034
Total non-current assets	183,385,679	194,422,000
Total Assets	$290,544,381	$309,856,862

Liabilities and Stockholders’ Equity
Current Liabilities
Payable and accrued expenses	$10,058,811	$10,530,776
Taxes payable-current	657,001	775,708
Amount due to a related party	1,721,606	1,849,044
Finance lease liability, current portion	182,639	227,429
Operating lease liabilities, current portion	425,199	506,579
Total Current Liabilities	13,045,256	13,889,536
Non-Current Liabilities
Finance lease liability, net of current portion	1,433,928	1,770,526
Operating lease liabilities, net of current portion	7,451,438	7,557,583
Total Non-Current Liabilities	8,885,366	9,328,109
Total Liabilities	$21,930,622	$23,217,645

Commitment and Loss Contingencies

Stockholders’ Equity
PREFERRED STOCK; $0.001 par value; 1,000,000 shares authorized; none outstanding	$—	$—
COMMON STOCK; $0.0005 par value; 80,000,000 shares authorized; 10,517,754 shares issued; and 10,471,924 shares outstanding as of September 30, 2022 and December 31, 2021, respectively	24,376	24,376
Treasury stock; 45,830 and 45,830 shares as of September 30, 2022 and December 31, 2021 at cost	(510,329)	(510,329)
Additional paid-in capital	100,569,159	100,569,159
Retained earnings unappropriated	163,212,866	150,463,638
Retained earnings appropriated	24,233,544	24,233,544
Accumulated other comprehensive loss	(18,915,857)	11,858,829
Total Stockholders’ Equity	268,613,759	286,639,217
Total Liabilities and Stockholders’ Equity	$290,544,381	$309,856,862

GULF RESOURCES, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

(Expressed in U.S. dollars)

(UNAUDITED)

	Three-Month Period Ended September 30,		Nine -Month Period Ended September 30,
	2022	2021	2022	2021

NET REVENUE
Net revenue	$22,862,795	$17,753,669	$47,505,246	$34,160,920

OPERATING INCOME (EXPENSE)
Cost of net revenue	(8,405,694)	(8,197,697)	(21,056,782)	(19,294,860)
Sales, marketing and other operating expenses	(19,681)	(19,035)	(47,086)	(44,205)
Direct labor and factory overheads incurred during plant shutdown	(1,910,318)	(1,229,058)	(6,022,206)	(5,237,258)
General and administrative expenses	(584,473)	(1,209,818)	(3,384,063)	(8,150,769)
Other operating income (loss)	(37)	(86)	(8,441)	(86)
	(10,920,203)	(10,655,694)	(30,518,578)	(32,727,178)

INCOME(LOSS) FROM OPERATIONS	11,942,592	7,097,975	16,986,668	1,433,742

OTHER INCOME (EXPENSE)
Interest expense	(27,715)	(32,420)	(94,703)	(108,650)
Interest income	63,470	73,707	213,546	221,597
Other (income) expenses		4,636		4,636
INCOME(LOSS) BEFORE TAXES	11,978,347	7,143,898	17,105,511	1,551,325

INCOME TAX EXPENSE	(3,010,967)	(1,750,283)	(4,356,283)	(1,363,054)
NET INCOME(LOSS)	$8,967,380	$5,393,615	$12,749,228	$188,271

COMPREHENSIVE LOSS:
NET INCOME(LOSS)	$8,967,380	$5,393,615	$12,749,228	$188,271
OTHER COMPREHENSIVE LOSS
- Foreign currency translation adjustments	(15,930,276)	(1,272,449)	(30,774,686)	1,877,097
COMPREHENSIVE INCOME(LOSS)	$(6,962,896)	$4,121,166	$(18,025,458)	$2,065,368

INCOME(LOSS) PER SHARE:
BASIC AND DILUTED	$0.86	$0.52	$1.22	$0.02

WEIGHTED AVERAGE NUMBER OF SHARES:

BASIC AND DILUTED	10,471,924	10,469,477	10,471,924	10,469,477

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in U.S. dollars)
(UNAUDITED)

	Nine-Month Period Ended September 30,
	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES
Net income(loss)	$12,749,228	$188,271
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	16,352,915	12,419,851
Unrealized exchange gain on translation of inter-company balances	45,195	283,287
Deferred tax asset	3,809,038	1,363,055
Common stock issued for services	—	3,134,080
Changes in assets and liabilities:
Accounts receivable	3,451,924	(6,890,373)
Inventories	27,073	(67,328)
Prepayments and deposits	324,685	(2,744,904)
Other receivables	—	—
Accounts and Other payable and accrued expenses	1,553,583	2,598,030
Retention payable	—	—
Taxes payable	(365,255)	905,230
Operating lease	(847,362)	(126,655)
Net cash provided by (used in) by operating activities	37,101,024	11,062,544

CASH FLOWS USED IN INVESTING ACTIVITIES
Purchase of property, plant and equipment	(33,217,987)	(8,560,152)
Net cash used in investing activities	(33,217,987)	(8,560,152)

CASH FLOWS USED IN FINANCING ACTIVITIES
Repayment of finance lease obligation	(283,915)	(290,597)
Net cash used in financing activities	(283,915)	(290,597)

EFFECTS OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(6,728,107)	2,446,493
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3,128,985)	4,658,288
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	95,767,263	94,222,538
CASH AND CASH EQUIVALENTS - END OF PERIOD	$92,638,278	$98,880,826

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the periods for:
Cash paid for income taxes	$72,573	$—
Cash paid for interest	$—	$—
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

CONTACT: Gulf Resources, Inc.

Web: http://www.gulfresourcesinc.com

Director of Investor Relations

Helen Xu (Haiyan Xu)

beishengrong@vip.163.com